#16Q – April 19, 2006	Contact:	Allan V. Cecil
Vice President
+843/383-7524
allan.cecil@sonoco.com

SONOCO REPORTS FIRST QUARTER FINANCIAL RESULTS
Company Increases Earnings Guidance for Full Year 2006
Hartsville, S.C. — Sonoco (NYSE: SON), the global packaging company, today reported earnings per diluted share for the first quarter of 2006 of $.44, compared with $.37 for the same period in 2005, it was announced by Harris E. DeLoach, Jr., chairman, president and chief executive officer. Base earnings per diluted share for the first quarter of 2006, a non-GAAP financial measure that excludes certain items, were $.46, compared with $.40 for the same period of 2005. (A reconciliation of base earnings per share to reported earnings per share is provided on page 5 of this news release.) Base earnings for the first quarter excluded after-tax restructuring charges of $1.4 million ($.02 per diluted share) and $3.1 million ($.03 per diluted share) in 2006 and 2005, respectively, related to previously announced restructuring actions. A favorable adjustment to certain state taxes increased reported and base earnings per diluted share by nearly $.03 during the first quarter of 2006.
Net sales for the first quarter of 2006 were $819 million, compared with $814 million for the same period in 2005. “While our consolidated sales increased less than 1 percent in the first quarter of 2006 over the same period last year, our Consumer Packaging segment reported nearly an 8 percent increase in sales due to higher volumes from composite cans. Sales were also favorably impacted by stronger volume and higher prices in protective packaging and wires and cable reels. However, these sales increases were offset by lower volumes from North American and European tubes and cores, a year-over-year reduction in point-of-purchase display and fulfillment work for Sonoco CorrFlex and lower selling prices for recovered paper,” said DeLoach.
Net income for the first quarter of 2006 was $45.1 million, up approximately 22 percent, compared with $37.0 million for the first quarter of 2005. Included in 2006 results was approximately $1.1 million after tax ($.01 per diluted share) related to the expensing of stock options in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), ‘Share-Based Payment’. Base earnings totaled $46.5 million for the first quarter of 2006, compared with $40.1 million for the same period in 2005. (A reconciliation of base earnings to reported net income is provided on page 5 of this news release.)
“First quarter 2006 earnings were strong due primarily to manufacturing productivity improvements. Despite continued pressure from higher prices for raw materials other than old corrugated containers (OCC), we continued to maintain a positive price/cost relationship in the first quarter of 2006, which helped offset significant year-over-year increases in energy and freight costs. In addition, a favorable adjustment to certain state taxes reduced our income tax expense, adding nearly $.03 to our earnings per diluted share,” said DeLoach.
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Hartsville, S.C. 29550 USA
843/383-7794
http://www.sonoco.com

Sonoco Reports 1st Qtr Financial Results — page 2
Cash generated from operations increased to $69 million for the first quarter of 2006 compared to $22.6 million for the same period in 2005 primarily due to the Company’s working capital initiative and improved earnings. Capital expenditures and cash dividends totaled $27.8 million and $23.1 million, respectively, in the first quarter of 2006. In addition, $70.2 million was used during the first quarter of 2006 to repurchase 2.1 million shares of Sonoco common stock. The stock repurchase program was completed in early April with an additional 0.4 million shares repurchased for $12.4 million. The program was completed under an existing authorization to repurchase approximately 5.29 million shares.
Revised 2006 Outlook
“Our strategy of achieving a greater balance of sales and earnings between consumer and industrial markets is continuing to benefit our performance. Assuming no significant change in Companywide volumes or pricing, the Company expects second quarter earnings to be in the range of $.44 to $.47 per diluted share, excluding any restructuring charges, which cannot be estimated at this time. Furthermore, as a result of the strong performance in the first quarter and based on current conditions, we expect to report base earnings per diluted share for the full year 2006 in the upper end of the range of $1.96 to $1.99 per diluted share, including approximately $.02 per diluted share related to the expensing of stock options, excluding any restructuring charges and assuming no significant reduction in pricing due to changing general economic conditions,” DeLoach concluded. Sonoco had previously provided 2006 base earnings guidance in the upper end of the range of $1.90 to $1.94 per diluted share.
Segment Review
Consumer Packaging
The Consumer Packaging segment includes the following products: round and shaped rigid packaging, both composite and plastic; printed flexible packaging; and metal and plastic ends and closures.
First quarter 2006 sales for the Consumer Packaging segment were $298 million, compared with $277 million for the same period in 2005. Operating profit for this segment was $25.8 million in the first quarter of 2006, compared with $22.3 million in the first quarter of 2005.
Sales in the Consumer Packaging segment were up year-over-year in the first quarter of 2006, primarily reflecting increased volume in composite cans. The earnings impact of this higher volume was offset by an unfavorable change in the mix of products sold in this segment. The increase in operating profit was due primarily to manufacturing and purchasing productivity improvements, which were partially offset by higher costs for freight and labor. The businesses in this segment were able to maintain a neutral price/cost relationship despite the significant year-over-year increase in material costs.
Tubes and Cores/Paper
Effective December 31, 2005, the Company changed the name of the Engineered Carriers and Paper segment to Tubes and Cores/Paper because the term “tubes and cores” is more generally understood than “engineered carriers” in the marketplace for the primary products offered by the businesses in this segment. There has been no change in the businesses included in this segment. Its products and services include: high-performance paper and composite paperboard tubes and cores, fiber-based construction tubes and forms, recycled paperboard, linerboard, recovered paper and supply chain packaging services.
First quarter 2006 sales for the Tubes and Cores/Paper segment were $338 million, compared with $353 million for the same period in 2005. Operating profit for the Tubes and Cores/Paper segment for the first quarter of 2006 was $27.5 million, compared with $25.2 million for the first quarter of 2005.
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Sonoco Reports 1st Qtr Financial Results — page 3
First quarter 2006 sales in this segment decreased primarily due to lower tubes and cores volume in North America and Europe along with decreased selling prices in Europe and domestic recovered paper operations. The increase in operating profit was primarily due to lower costs from manufacturing productivity improvements, as a result of previously announced plant closings and continuing plant manufacturing initiatives. Lower volumes in North American and European tubes and cores along with higher energy, freight and labor costs also negatively impacted the earnings in this segment. North American paper mill operations reported capacity utilization rates of over 99 percent in the first quarter of 2006, versus 94 percent in the same period in 2005.
Packaging Services
The Packaging Services segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semipermanent and permanent point-of-purchase displays; brand artwork management; and supply chain management services including contract packing, fulfillment and scalable Service Centers.
First quarter 2006 sales for the Packaging Services segment were $97 million, compared with $105 million for the same quarter of 2005. Operating profit for this segment was $9.1 million in the first quarter of 2006, compared with $10.6 million for the same period in 2005.
First quarter 2006 sales in the Packaging Services segment declined primarily due to a year-over-year reduction in point-of-purchase and fulfillment work in Sonoco CorrFlex as well as the loss of sales from a single-plant folding carton operation, which was sold at the end of 2005. Operating profits declined in the segment due primarily to lower volumes, which were only partially offset by productivity improvements.
All Other Sonoco
All Other Sonoco includes the following products: wooden, metal and composite reels for wire and cable; molded and extruded plastics; custom-designed protective packaging; and paper amenities such as coasters and glass covers.
First quarter 2006 sales for All Other Sonoco were $85 million, compared with $80 million for the first quarter of 2005. Operating profit for the first quarter of 2006 for All Other Sonoco was $12.4 million, compared with $9.4 million in the same period in 2005.
First quarter 2006 sales in All Other Sonoco increased over the same period in 2005, primarily due to volume and price increases in wire and cable reels and protective packaging. The increase in operating profit was due primarily to productivity improvements, a favorable price/cost relationship and higher volume.
Corporate
Depreciation and amortization expense for the first quarter of 2006 was $38.2 million, compared with $38.6 million in first quarter of 2005. Net interest expense for the first quarter of 2006 increased to $10.9 million, compared with $9.4 million during the same period in 2005 due to an increase in interest rates. The effect of the increase in rates has been partially offset by a decrease in debt balances.
The effective tax rate for the Company for the first quarter of 2006 was 31.2 percent, compared with 36.1 percent for the same period in 2005. The year-over-year decrease in the effective tax rate was due to a favorable adjustment to certain state taxes. The Company is currently not anticipating similar adjustments during the remainder of the year.
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Sonoco Reports 1st Qtr Financial Results — page 4
Conference Call and Annual Meeting Webcast
Sonoco will host its regular quarterly conference call today, Wednesday, April 19, 2006, at 2 p.m. Eastern time, to review its financial results for the first quarter of 2006. The conference call can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com, under the “Latest News” section. The call will be archived on the Investor Information section of the Sonoco Web site for 12 months. A telephonic replay of the call will also be available at +888/286-8010, access code 25023735, after 4:30 p.m. Eastern time, April 19, 2006, until April 29, 2006.
Sonoco also will conduct a live webcast of its Annual Shareholders’ Meeting on Wednesday, April 19, 2006, which will include a “state of the company” presentation by Mr. DeLoach. The live webcast will be available in “listen-only” mode on the Internet beginning at 10:55 a.m. Eastern time, with the meeting beginning at 11 a.m. The live webcast of the annual meeting can be accessed at http://www.sonoco.com, under the “Latest News” section. The annual meeting webcast will be archived on the Investor Information section on Sonoco’s Web site for 12 months.
About Sonoco
Founded in 1899, Sonoco is a $3.5 billion global manufacturer of industrial and consumer packaging products and provider of packaging services, with more than 300 operations in 35 countries, serving customers in 85 nations. Additional information about Sonoco is available at http://www.sonoco.com.
Forward-looking Statements and Other Information
Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “plan,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs; improved productivity and cost containment; adequacy of income tax provisions; refinancing of debt; adequacy of cash flows; anticipated amounts and uses of cash flows; effects of acquisitions and dispositions; adequacy of provisions for environmental liabilities; financial strategies and the results expected from them; expected earnings; producing improvements in earnings; continued payment of dividends; and stock repurchases. Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussion as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. Such risks and uncertainties include, without limitation, availability and pricing of raw materials; success of new product development and introduction; ability to maintain or increase productivity levels and contain or reduce costs; international, national and local economic and market conditions; fluctuations in obligations and earnings of pension and postretirement benefit plans; ability to maintain market share; pricing pressures and demand for products; continued strength of our paperboard-based tubes and cores and composite can operations; anticipated results of restructuring activities; resolution of income tax contingencies; ability to successfully integrate newly acquired businesses into the Company’s operations; currency stability and the rate of growth in foreign markets; use of financial instruments to hedge foreign exchange, interest rate and commodity price risk; actions of government agencies; and loss of consumer confidence and economic disruption resulting from terrorist activities.
The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.
Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, the Company’s investor relations department and the Company’s Web site, http://www.sonoco.com.
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Sonoco Reports 1st Qtr Financial Results — page 5
Definition and Reconciliation of Non-GAAP Financial Measures
The following provides definitions of the non-GAAP financial measures contained in this press release together with the most directly comparable financial measures calculated in accordance with GAAP, and a reconciliation of the differences between the non-GAAP financial measures discussed and the most directly comparable financial measures calculated in accordance with GAAP:
Base Earnings Per Share
Base Earnings Per Share is a non-GAAP financial measure of earnings per share, which excludes the impact of restructuring charges and of non-recurring or infrequent and unusual items. The following table sets forth the reconciliation of GAAP Diluted Earnings Per Share to Base Earnings Per Share:

	Three Months Ended
(Unaudited)	March 26, 2006	March 27, 2005
Diluted Earnings Per Share, as reported (GAAP)	$0.44	$0.37
Adjusted for:
Restructuring charges, net of tax	0.02	0.03

Base Earnings Per Share (Non-GAAP)	$0.46	$0.40

Base Earnings
Base Earnings is a non-GAAP financial measure of net income, which excludes the impact of restructuring charges and of non-recurring or infrequent and unusual items. The following table sets forth the reconciliation of GAAP Net Income to Base Earnings ($ in millions):

	Three Months Ended
(Unaudited)	March 26, 2006	March 27, 2005
Net Income, as reported (GAAP)	$45.1	$37.0
Adjusted for:
Restructuring charges, net of tax	1.4	3.1

Base Earnings (Non-GAAP)	$46.5	$40.1

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Sonoco Reports 1st Qtr Financial Results — page 6
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED
	March 26,	March 27,
	2006	2005
Sales	$818,769	$814,438
Cost of sales	662,593	666,122
Selling, general and administrative expenses	81,337	80,797
Restructuring charges	2,355	5,042

Income before interest and taxes	72,484	62,477
Interest expense	12,118	11,061
Interest income	(1,265)	(1,666)

Income before income taxes	61,631	53,082
Provision for income taxes	19,236	19,179

Income before equity in earnings of affiliates/ minority interest in subsidiaries	42,395	33,903
Equity in earnings of affiliates/minority interest in subsidiaries	2,749	3,086

Net income	$45,144	$36,989

Average shares outstanding — diluted	101,929	100,449

Diluted earnings per share	$.44	$.37

Dividends per common share	$.23	$.22

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Sonoco Reports 1st Qtr Financial Results — page 7
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	March 26,	December 31,
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$66,136	$59,608
Trade accounts receivables	430,408	413,209
Other receivables	31,054	45,225
Inventories	321,249	318,316
Prepaid expenses and deferred taxes	48,525	49,142

	897,372	885,500
Property, plant and equipment, net	957,792	943,951
Goodwill	589,709	573,903
Other intangible assets	74,447	73,037
Other assets	496,932	505,349

	$3,016,252	$2,981,740

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$505,081	$495,860
Notes payable and current portion of long-term debt	127,696	124,530
Accrued taxes	9,639	96

	642,416	620,486
Long-term debt	685,869	657,075
Pension and other postretirement benefits	176,622	173,939
Deferred income taxes and other	260,088	266,926
Shareholders’ equity	1,251,257	1,263,314

	$3,016,252	$2,981,740

Prior year data has been reclassified to conform to the current year presentation.
FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED
	March 26,	March 27,
	2006	2005
Net Sales
Consumer Packaging	$298,301	$276,855
Tubes and Cores/Paper	338,488	353,155
Packaging Services	96,667	104,738
All Other Sonoco	85,313	79,690

Consolidated	$818,769	$814,438

Income before income taxes
Operating Profit — Consumer Packaging	$25,824	$22,332
Operating Profit — Tubes and Cores/Paper	27,518	25,236
Operating Profit — Packaging Services	9,128	10,599
Operating Profit — All Other Sonoco	12,369	9,352
Restructuring charges	(2,355)	(5,042)
Interest, net	(10,853)	(9,395)

Consolidated	$61,631	$53,082